News Release
For Immediate Release Company Contact: Jack Collins, Interim CFO Phone: (405) 702-7460 Website: www.qrcp.net

Quest Resource Corp. Announces Joint Venture Agreement, Debt Repayment, and Affiliate Loan Amendments

OKLAHOMA CITY – November 7, 2008 – Quest Resource Corporation (NASDAQ: QRCP) ("QRCP") today announced the sale of a 50% interest in its operations in Wetzel County, West Virginia to a private entity for $6.1 million. Included in the sale were approximately 4,500 net undeveloped acres, three wells in various stages of completion (two horizontal wells and one vertical well) and existing pipelines and facilities. QRCP will act as operator and all future development costs will be equally split between the private party and QRCP. Tudor, Pickering, Holt & Co. Securities, Inc. acted as QRCP’s advisor for the joint venture sale.

Net proceeds from the sale were used to repay approximately $2.2 million on the company’s term loan with the remainder available to fund capital expenditures and overhead costs. With the repayment, the term loan has a balance of $29 million with the next quarterly principal payment of $1.5 million due on September 30, 2009. QRCP has now completed $12.9 million of asset sales and repaid $6.5 million of debt. Under the terms of its amended loan agreement, after repaying the $6.5 million of debt, QRCP is permitted to retain up to the next $20 million of net cash proceeds from asset sales completed before January 31, 2009 to fund capital expenditures and working capital. Net cash proceeds above this amount or received after this date are required to be used to repay the term loan.

On November 5, 2008, Quest Energy Partners, L.P. (NASDAQ: QELP) and Quest Midstream Partners, L.P entered into agreements with their lenders to amend their credit agreements. Among other terms of the amendments, the lenders agreed to waive any potential non-compliance in prior periods that was a direct or indirect consequence of the questionable transfer of approximately $10 million of funds from the Quest entities to an entity controlled by QRCP’s former chief executive officer. The entities paid a 25 basis point amendment fee on committed amounts of the facilities. Also under the terms of the amendments, the interest rate for the primary credit agreement of each entity was increased to a variable level that is currently 6.875% per annum while the variable rate for Quest Energy Partners’ second lien term loan was increased to 12.5% per annum. The maturity date for Quest Energy Partner's second lien term loan was extended to September 30, 2009.

Also on November 5, 2008, the lenders under Quest Energy Partners' revolving credit agreement reconfirmed the borrowing base of $190 million. After giving effect to the amendments and the reconfirmation of the borrowing base, Quest Midstream Partners and Quest Energy Partners each have $7 million of availability under their respective revolving credit facilities. Neither Quest Energy nor Quest Midstream have made any borrowing under their revolving credit facilities since the Quest entities announced the questionable transfer of funds on August 25, 2008. The full amendments to the loan agreements were filed with the Securities and Exchange Commission on November 7, 2008.

Management Comment

David Lawler, president of QRCP said, “We believe this joint venture agreement improves our liquidity while keeping us positioned to capture the potential associated with the Marcellus Shale formation in Wetzel County, West Virginia. We recently completed drilling the horizontal section of one well in Wetzel County and commenced drilling on the horizontal section of the second well. We continue to pursue other transactions to further improve our liquidity and generate additional funding for our development plans in the Marcellus Shale play.”

About Quest Resource Corporation

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 105,000 net acres in the Appalachian Basin of the northeastern United States, including approximately 97,000 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. (NASDAQ: QELP); and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net, the Quest Energy Partners website at www.qelp.net, and the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the results of Quest’s ongoing internal investigation into the questionable transfers by Quest’s former CEO mentioned in this press release, the ongoing worldwide crisis in the capital markets, uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in Quest Resource Corporation's filings with the Securities and Exchange Commission, including risk factors listed in their latest annual reports on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest Resource Corporation’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.